                                                 Exhibit 77(d)(A)
                                           Focus Equity Portfolio

     Effective September 15, 2005, the Focus Equity Portfolio may
invest  up  to  25%  of  its net assets  in  foreign  securities, including  emerging  market  securities  classified  as  American
Depositary  Receipts (ADRs), Global Depositary  Receipts  (GDRs),
American  Depositary  Shares  (ADSs),  Global  Depositary  Shares
(GDSs)  or  foreign U.S. dollar-denominated securities  that  are traded  on  a  U.S. exchange or local shares of  emerging  market countries.